Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Federated Hermes, Inc. Stock Incentive Plan of Federated Hermes, Inc. of our reports dated February 27, 2026, with respect to the consolidated financial statements of Federated Hermes, Inc. and the effectiveness of internal control over financial reporting of Federated Hermes, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
May 4, 2026